Exhibit 99.1

AIkido Issues Shareholder Update on CoVID-19, Dividend, And Path Forward

NEW YORK, NY March 26th, 2020/PRNewswire/ AIkido Pharma Incorporated (Nasdaq: AIKI) today provided an update onto shareholders as follows:

Dear Fellow Shareholder,

AIkido Pharma is financially secure. We raised sufficient capital to both survive and potentially thrive during the turbulent times brought about by the CoViD-19 virus. In fact, we are in a position to acquire additional assets moving forward and we are investigating other opportunities. When this crisis passes, which it will, it is my goal for AIkido to be stronger and more diversified than when the crisis started.

We have received many questions about the CoViD-19 option previously announced. As we said in our March 18, 2020 press release, we are actively investigating the technology. If the technology is viable, and reasonable licensing terms that inure to the benefit of our shareholders can be negotiated, we will move forward with development. But the converse is also true, and each shareholder should understand that we may not secure a license on the previously announced technology. There are several research projects ongoing regarding potential treatments for CoViD-19, and each of these projects requires funding. We are continuing to vet opportunities in this area. We remain committed to keeping you informed and will provide information as it comes available.

We have also received questions about the timing of the Hoth stock dividend. We are anxious to deliver these shares to our shareholders, but it’s not the Company that is holding up the distribution. We are working with Hoth and the appropriate regulatory agencies to effectuate the transfer. As soon as we are able, we will make this distribution. We are aware that this has been a slow and potentially frustrating process. I apologize for any frustration you are experiencing, and I assure you that I am committed to delivering this dividend as soon as we are able.

Finally, AIkido is being proactive in this time of crisis. We accept the challenge issued to companies and we pledge to not layoff any employees as a result of the current pandemic. For the Company, this includes not laying off our contract employees. We are further looking to see if we can reach out and help our communities at this time of crisis. We have begun discussions with other businesses to investigate avenues of help, such as short-term hiring of newly unemployed workers, to assist our fellow Americans. Whether you define this as a moral duty, a civic duty, or just the right thing to do, we are doing it. Again, our decisive and strategic decision to raise capital at the start of the crisis, has put us in a position to help those less fortunate, and to survive this crisis stronger than when the crisis started.

I want to thank each of you for being a shareholder and we will be providing more information about these issues as they become available.

Sincerely,

Anthony Hayes

About AIkido

AIkido was initially formed in 1967 and is currently a biotechnology company with a diverse portfolio of small-molecule anti-cancer therapeutics. The Company’s platform consists of patented technology from leading universities and researchers and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and Wake Forest University. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL). In addition, we are constantly seeking to grow our pipeline to treat unmet medical needs in oncology

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

AIkido:	Phone: 212-745-1373
Email: investorrelations@AIkido.com
www.AIkido.com